Exhibit 10.15

UNSECURED PROMISSORY NOTE

$50,000.00	Granite Bay, California
September 6, 2006

FOR THE VALUE RECEIVED, Solar Power, Inc., a California corporation, with a principal place of business at 4080 Cavitt Stallman Road, Suite 100, Granite Bay, California 95746 (the “Maker”), promises to pay to Welund Fund, Inc., a Nevada corporation (the “Holder”) or order, at 1940 Zinfandel Drive, Suite R, Rancho Cordova, California 95670, or such other place as the Holder hereof may designate, the principal sum of fifty thousand ($50,000.00), with interest from the date hereof on unpaid principal balance at the rate of eight percent (8%), simple interest per annum, based upon a 365 day year (the “Interest Rate”).

1.      The Note. The Maker, Holder and Welund Acquisition, Inc., a Nevada corporation and a wholly-owned subsidiary of the Holder (the “Merger Sub”), are parties to a certain Agreement and Plan of Merger dated August 23, 2006 (the “Merger Agreement”), which contemplates the merger of the Merger Sub into the Maker with the Maker surviving as the wholly-owned subsidiary of the Holder (the “Merger”). The Holder, in its sole and absolute discretion, separate from any obligations and rights set forth in the Merger Agreement, has loaned the Maker fifty thousand ($50,000.00), to be used for the Maker’s working capital. All unpaid principal and any unpaid accrued interest shall be due and payable to the Holder in accordance to the terms of this Note and in no event shall be conditioned upon the consummation of the Merger.

2.      Repayment. The entire unpaid balance of the principal and accrued interest thereon shall be due and payable upon demand of payment by Holder. All payments shall be credited first to accrued but unpaid interest due under the Note, and second, to the reduction of the unpaid principal.

3.      Prepayments. Maker may prepay this Note in whole or in part at any time without penalty. Partial prepayments shall be credited (i) first toward accrued but unpaid interest due under this Note and (ii) second toward the reduction of the unpaid principal.

4.      Costs. In the event that (i) any payment under this Note is not made at the time and in the manner required hereunder, and (ii) the Holder hereof incurs any costs of collection or other costs reasonably necessary for the protection of the interest of Holder with respect to this Note, including reasonable attorney’s fees, Maker agrees to pay any and all costs and expenses (regardless of the particular nature thereof and whether incurred before or after the initiation of suit or before or after judgment) which may be incurred by the Holder hereof in connection with the enforcement of any of its rights under this Note, including court costs and attorneys' fees.

5.      Waivers. Maker shall waive presentment by Holder for payment, demand, notice of dishonor and nonpayment of this Note, and consent to any and all extensions of time, renewals, waivers or modifications that may be granted by Holder with respect to the payment or other provisions of this Note, with or without substitution.

6.      Governing Law. This Note is delivered in the State of California and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of laws provisions.

7.      Severability. If for any reason one or more of the provisions of this Note or their application to any person or circumstances shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

8.      Successors and Assigns; Transferability. This Note inures to the benefit of Holder and binds Maker and its respective successors and assigns. This Note shall not be transferable or assignable, by operation of law or otherwise, by Maker without the express written consent of Holder. Any transfer in violation of this provision shall be void ab initio. The Holder may assign this Note at any time without the consent of Maker. Following the effective date of any assignment by Holder, Holder shall provide Maker immediate notice of such assignment, which notice shall identify the assignee and provide the address and facsimile number of such assignee. Unless and until Maker receives a notice of an assignment, Maker shall be permitted to recognize the Holder as holder of the Note and shall not be liable for any payment made to Holder instead of the assignee of the Note. Following receipt of notice of an assignment of the Note, Maker shall recognize the assignee as Holder for all purposes under this Note.

9.      Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of both the Maker and Holder.

10.    Payment. All payments contemplated herein shall be made in legal tender of the United States.

IN WITNESS WHEREOF, the undersigned has executed this Note on the date first written above.

MAKER

Solar Power, Inc.
a California corporation

/s/ Glenn Carnahan
By: Glenn Carnahan
Its: Chief Financial Officer